Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 9, 2017, relating to the financial statements of Double Eagle Parent, Inc. and subsidiaries, as of December 31, 2016 (Successor) and 2015 (Predecessor), and for the period from November 9, 2016 through December 31, 2016 (Successor), the period from January 1, 2016 through November 8, 2016 (Predecessor), and the years ended December 31, 2015 and 2014 (Predecessor), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 27, 2018